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                                                                    Exhibit 4(k)
                       THE GUARANTEE LIFE COMPANIES INC.
                        DIRECTORS STOCK INCENTIVE PLAN
                      NONQUALIFIED STOCK OPTION AGREEMENT


     NONQUALIFIED STOCK OPTION AGREEMENT, dated as of August 15, 1996, between The Guarantee Life Companies Inc., a Delaware corporation ("Guarantee"), and LastName, under the Directors Stock Incentive Plan, as the same may be amended from time to time (the "Plan").

     1.  Confirmation of Award; Option Price.  Guarantee hereby confirms the
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award of a grant to you, effective as of May 9, 1996 (the "Grant Date"), of options (the "Options") to purchase 3,000 Shares of Guarantee's common stock, par value $.01 per share ("Common Stock") at an option price of $17.125 per share (the "Option Price"). The Options are not intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. This Agreement is subject in all respects to the terms of the Plan, which are made a part of and incorporated into this Agreement. Terms used in this Agreement with initial capital letters, but not defined herein, shall have the same meanings as under the Plan.

     2.  Exercisability.  Except as otherwise provided in this Agreement, the
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Options shall become exercisable, subject to the provisions hereof, on the six
(6) month anniversary of the Grant Date and shall expire on the tenth (10th) anniversary of the Grant Date (the "Normal Expiration Date"). Options may be exercised only during the continuance of your service as a director of Guarantee and the one-year period immediately following your termination of service as a director.

     3.  Method of Exercise and Payment.  You may exercise any portion of the
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Options that has become exercisable by (i) written notice of exercise to the
Secretary of the Company and (ii) paying the exercise price in full in cash, in Shares or any combination thereof. As soon as practicable after receipt of a written exercise notice and payment of the exercise price of any exercisable Options, Guarantee shall deliver to you a certificate or certificates representing the Shares of Common Stock acquired upon the exercise thereof. In the event that the Board shall determine that any certificates issued under this
Section 3 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend.

     4.  Nontransferability of Awards.  No award shall be transferable otherwise
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than by will or under the applicable laws of descent and distribution or to a member of your immediate family. In addition, no award shall be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and no award shall be subject to execution, attachment or similar process.

     5.  Adjustment of Option Shares Upon Certain Events.  In the event of any
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Share dividend or Share split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of Shares, or other similar corporate change, the aggregate number of Shares available for
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Awards under Section 5(a) of the Plan or subject to outstanding Options and the respective exercise prices applicable to outstanding Options shall be appropriately adjusted by the Board and the Board's determination shall be conclusive, provided that any fractional Shares resulting from any such adjustment shall be disregarded.

     6.  Requirements of Law.  The issuance of Shares of Common Stock pursuant
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to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares of Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including the federal securities laws and any applicable state securities laws.

     7.  No Right to Remain as a Director.  The Plan shall not impose any
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obligations on the Company to retain you as a director nor shall it impose any obligation on your part to remain as a director of the Company.

     8.  Rights as a Shareholder.  You (or a permitted transferee) shall have no
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rights as a shareholder with respect to any Shares covered by the Options until you shall have become the holder of record of such Share(s) and no adjustments shall be made for dividends in cash or other property or distribution or other rights in respect to any such Shares, except as otherwise specifically provided for in the Plan.

     9.  Issuance of Stock Certificates; Legends; Listing.  Upon any exercise of
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an Option and payment of the exercise price thereof, a certificate or certificates for the Shares shall be issued by the Company in the name of the person exercising such Option and shall be delivered to or upon the order of such person. Certificates for Shares issued upon exercise of an Option shall bear such legend or legends as the Board, in its discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act of 1933, as amended, or to implement the provisions of any agreements between the Company and you with respect to such Shares. If at any time the Board shall determine in its discretion that the listing, registration or qualification of the Shares covered by the Plan upon any national securities exchange or the over-the-counter market or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale of Shares under the Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board.

     10.  Amendments.  The Board shall have the right, in its sole discretion,
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to amend the Plan from time to time, provided that no such amendment shall alter or impair your rights and obligations arising under any then outstanding award without your consent.

     11.  Miscellaneous.  (a)  Notices.  All notices and other communications
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required or permitted to be given under this Agreement shall be in writing and shall be deemed to

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have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to Guarantee or you, as the case may be, at the following addresses or to such other address as Guarantee or you shall specify by notice to the other party:

     (i)  if to Guarantee, to:
          The Guarantee Life Companies Inc.
          Guarantee Centre
          8801 Indian Hills Drive
          Omaha, Nebraska  68114
          Attention:  Secretary

     (ii) if to you, to the address recorded on the books and records of Guarantee.

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

     (b)  Applicable Law.  This Agreement shall be governed by and construed in
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accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

     (c)  Section and Other Headings.  The section and other headings contained
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in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, Guarantee and you have duly executed this Agreement as of the date first above written.


                                THE GUARANTEE LIFE COMPANIES INC.

                                By: ___________________________________
                                    Richard A. Spellman
                                    Senior Vice President


                                   ___________________________________
                                   LastName

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